UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to Section 240.14a-12
Marsh Supermarkets, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

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This filing consists of a memorandum sent to all associates of Marsh Supermarkets, Inc. on June 29, 2006.

MEMO TO:	All Marsh Associates

DATE:	June 29, 2006

RE:	Shareholder Lawsuit

          This memo is intended to inform you of a lawsuit that was filed on June 26, 2006 against the Company’s current directors, its former President and Sun Capital Partners, Inc.
          The lawsuit was filed by Irene Kasmer, who identifies herself as a shareholder of the Company. Ms. Kasmer’s claims are made on behalf of both the Company and a proposed class of its shareholders. She alleges, among other things, that the individual defendants breached their fiduciary duties to the Company and its shareholders, which caused the Company and its shareholders to suffer economic damages. Although it is the Company’s practice not to comment on pending litigation, we wanted you to be aware that the lawsuit had been filed and that the defendants intend to defend themselves vigorously.
          We intend to proceed with the proposed sale to an affiliate of Sun Capital Partners, a leading private equity firm with significant investment and operational experience in retail companies and we expect the sale to close in September 2006. Under their ownership, we are confident that Marsh will have a bright future and we remain focused on our efforts to put our Company back on the path to growth and improved profitability.
          We thank you for your continued focus, hard work and commitment to our customers.
Where to Find Additional Information
The Company has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and will file with the SEC and mail to its shareholders a definitive proxy statement in connection with the proposed merger with MSH Supermarkets. Investors are urged to carefully read the preliminary proxy statement, the definitive proxy statement, and any other relevant documents filed with the SEC when they become available, because they will contain important information about the Company and the proposed merger. The definitive proxy statement will be mailed to the shareholders of the Company prior to the shareholder meeting. In addition, investors and security holders may obtain free copies of the preliminary proxy statement, and will be able to obtain free copies of the definitive proxy statement, when it becomes available, and other documents filed by the Company with the SEC, at the Web site maintained by the SEC at www.sec.gov. These documents may also be accessed and downloaded for free from the Company’s Web site at www.marsh.net, or copies may be obtained, without charge, by directing a request to Chief Financial Officer, Marsh Supermarkets, Inc., 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256, (317) 594-2100.

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is contained in the Company’s proxy statement relating to its 2005 annual meeting of shareholders, which was filed with the SEC on June 23, 2005. Additional information regarding the interests of participants in the solicitation is contained in the preliminary proxy statement on file with the SEC and will be set forth in the definitive proxy statement filed with the SEC in connection with the proposed transaction.
Cautionary Note Regarding Forward-Looking Statements
          This document includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond the Company’s control. The forward-looking statements and the Company’s future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: uncertainty regarding the purported class and derivative actions filed against the Company’s directors, its former president and Sun Capital, Inc.; uncertainty regarding the outcome of the litigation concerning the Company’s obligations under the MSH Supermarkets merger agreement; uncertainty regarding closing of the proposed transaction with MSH Supermarkets and the effect of the unsolicited communications from Cardinal and Drawbridge on the vote of the Company’s shareholders on the MSH Supermarkets merger agreement; the entry of new or remodeled competitive stores into the Company’s market areas; the level of discounting and promotional spending by competitors; the Company’s ability to improve comparable store sales; the level of margins achievable in the Company’s operating divisions; the stability and timing of distribution incentives from suppliers; changes in the terms on which suppliers require the Company to pay for store merchandise; softness in the local economy; the Company’s ability to control expenses including employee medical costs, labor, credit card fees, and workers compensation and general liability expense; uncertainties regarding gasoline prices and margins; the success of the Company’s new and remodeled stores; uncertainties regarding the cost savings of store closings and other restructuring efforts; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; potential interest rate increases on variable rate debt, as well as terms, costs and the availability of capital; the Company’s ability to collect outstanding notes and accounts receivable; uncertainties related to state and federal taxation and tobacco and environmental legislation; uncertainties associated with pension and other retirement obligations; uncertainties related to the outcome of pending litigation; the timely and on budget completion of store construction, conversion and remodeling; and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.